PARTICIPATION AGREEMENT


         THIS PARTICIPATION AGREEMENT (this "Agreement") is made on the 27th day of January, 1998 (the "Effective Date"), by and between General Textiles/FBC Stores, Factory 2-U, Inc., a California corporation, on behalf of itself and its' Affiliates (collectively, "FBC"), with offices at 4000 Ruffin Road, San Diego, California 92123-1866, and Cyber Merchants Exchange, Inc., a California corporation, d/b/a Cyber Merchants Exchange ("C-ME"), with offices at 320 South Garfield Avenue, Suite 318, Alhambra, California 91801.


                                    RECITALS

         WHEREAS, C-ME has developed technology, and desires to engage in the business of providing a service which utilizes such technology, whereby C-ME collects text, graphic images, and other data and information including, without limitation, electronic pictures from manufacturers, vendors and other suppliers of goods and services ("Network Vendors"), and transmits the same via various Internet or other electronic means to the web sites of retailers and other users of goods and services ("Network Users"), thereby creating an electronic showroom and catalogue of goods and services. Each of such web sites shall be a private Internet Sourcing Network ("ISN"), designed and built for the exclusive use of a retailer, and/or a public ISN designed for others (such ISN is hereinafter referred to as a "Network," individually, and "Networks," collectively);

         WHEREAS, C-ME desires FBC to become a Network User and assist C-ME in the promotion and marketing of the FBC Network to Network Vendors, and FBC is willing to do so on the terms and conditions hereinafter contained;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties hereto agree as follows:

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                                    ARTICLE 1

                                   DEFINITIONS

         Terms in this Agreement which are capitalized shall have the meanings set forth below or defined elsewhere in this Agreement:

         1.1 "Additional Service Fee" shall mean the fee payable to C-ME for any consulting services C-ME is requested to provide in connection with the installation, hosting or maintenance of the hardware and software required for the Internet E.D.I.

         1.2 "Affiliate" shall mean FBC and any corporation, partnership or joint venture, which directly or indirectly is controlled by, or is under common control with FBC. As used herein "control" is defined as directly or indirectly beneficially controlling, owning or holding of record more than 50% of all classes of voting securities of a corporation, or, in the case of an entity which is not a corporation, more than 50% of the equity interest.

         1.3 "Base Network" shall mean the first Network subscribed to by a Network Vendor.

         1.4 "Base Network Hosting Fee" shall mean the monthly fee payable to C-ME by any Network Vendor for the hosting of promotional data on fifteen (15) of such Network Vendor's products and/or services on such Network Vendor's Base Network.

         1.5 "Base Network Set-Up Fee" shall mean the initial set-up fee payable to C-ME by a Network Vendor for subscribing to such Network Vendor's Base Network.

         1.6 "Change Fees" shall mean the fees payable to C-ME by any Network Vendor for changes including, but not limited to, additions, deletions, or modifications made by C-ME to such Network Vendor's product information and/or product images.

         1.7 "Dynamic End-User Portfolio System" or "DEPS." shall mean the proprietary technology developed by C-ME whereby Network Users can: (i) independently manipulate

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information  contained  within their  databases  including,  but not limited to, selectively deleting, restoring, and archiving information, without affecting the databases created by other Network Users, and (ii) receive notifications of new information transmitted to their databases.

         1.8 "Excess Hosting Fee" shall mean the monthly fee payable to C-ME by any Network Vendor for the display of any products in excess of the fifteen (15) products included in the Base or Additional Network Hosting Fees.

         1.9 "FBC Network" shall mean the Network created and maintained by C-ME for FBC's exclusive use.

         1.10 "FOCASTING" shall mean the proprietary technology developed by C-ME whereby Network Users can create their own private web pages by selecting categories and product lines which fall within their specific areas of interest to be pushed and broadcast to such web pages.

         1.11 "Internet Electronic Data Interchange" or "Internet E.D.I." shall mean the electronic exchange of business documents, from computer to computer, between trading partners over the Internet.

                                    ARTICLE 2

                         RIGHTS AND OBLIGATIONS OF C-ME

         2.1 C-ME shall use reasonable commercial efforts to provide for FBC a Network consisting of (a) promotional materials provided by Network Vendors who have subscribed to a Network designed with the assistance of FBC and for its exclusive use, and (b) the various specifications and services listed on Exhibit A hereto, incorporated herein by reference. C-ME shall maintain the FBC Network and allow FBC access thereto free of charge.

         2.2 C-ME shall make available to FBC each new product, service, enhancement or additional feature of the FBC Network as soon as the same shall become available, provided,

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however,  that nothing  contained herein shall obligate C-ME to develop any such additional features, products or services.

         2.3 C-ME shall provide FBC with the FOCASTING, ISN, DEPS, and Internet E.D.I. software required for data design, storage and transmission on the FBC Network (the "C-ME Software") free of charge, provided, however, that C-ME may charge a reasonable consulting fee to facilitate the connection of the FBC Network to FBC's existing mainframe and network for use of the Internet E.D.I., if C-ME's assistance is requested by FBC. C-ME will exercise reasonable commercial efforts to maintain and provide training and instructional materials for the operation of any C-ME Software or other aspects of the FBC Network (C-ME's obligation under Sections 2.1, 2.2 and 2.3 are collectively referred to herein as the "C-ME Services").

         2.4 To the extent applicable, C-ME hereby grants FBC, for the duration of the term of this Agreement, a royalty-free license to use, solely in connection with the FBC Network, the C-ME Software included or used in connection with the FBC Network, including all updates thereof, and shall indemnify, defend, save and hold FBC harmless from and against any damages finally awarded against FBC (without any limitation of liability) in favor of a third party in a claim by a third party of patent or copyright infringement in connection with the use of the C-ME Software forming the FBC Network, and the use and exploitation of images and data received via the FBC Network and transmission or re-broadcast of images and data.

         2.5 With respect to transmissions received, directly or indirectly, by FBC from Network Vendors through the FBC Network, C-ME hereby grants to FBC a non-exclusive license to capture, copy, reproduce, display, publish, exploit, and print color images and other such data supplied by Network Vendors. C-ME shall require each Network Vendor to supply C-ME such images and data for use by FBC. C-ME shall provide to FBC, upon finalization, its proposed

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agreement for use with Network  Vendors in order to allow FBC the opportunity to comment thereon.

         2.6 C-ME shall have the power to negotiate, in its sole discretion, the fees itemized on Exhibit B hereto with other Network Participants and Network Vendors.

         2.7 C-ME shall pay to FBC any and all fees as provided in Article 4 hereof.


                                    ARTICLE 3

                          RIGHTS AND OBLIGATIONS OF FBC

         3.1 FBC shall provide to C-ME a list of its Network Vendors and other potential participants in the FBC Network ("FBC Vendor List"). FBC may amend and/or supplement the FBC Vendor List from time to time with supplemental lists of vendors, contractors, suppliers and other parties.

         3.2 FBC shall exercise its best efforts to assist C-ME in marketing and promoting the FBC Network to potential Network Vendors. In connection with the foregoing, FBC shall undertake the following:

                  a) assign project leaders in FBC's management information and vendor compliance departments or other departments which perform a similar role to work with C-ME personnel to set up and implement the FBC Network, to give input on the development of an electronic data interchange system on the FBC Network as well as assist in marketing efforts;

                  b) send mailings to potential Network Vendors encouraging and requesting participation by such vendors in the FBC Network and follow-up said mailings with telephone calls by FBC employees and/or agents including, but not limited to, general merchandise managers, division merchandise managers, buyers or other persons to said potential Network Vendors to promote vendor participation in the FBC Network;

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

                  c) instruct FBC's buyers to utilize the FBC Network on a daily basis;

                  d) after the electronic data interchange system on the FBC Network has been fully developed and is fully operational, encourage and request vendor use of such system;

                  e) hold meetings with vendors (in the form of seminars, breakfast meetings, and the like) in order to market and promote the FBC Network; and

                  f) issue a joint press release with C-ME to market and promote the FBC Network.

         3.3 FBC shall provide C-ME with specifications and data for the creation of the FBC Network. In addition, FBC will work with C-ME to design the FBC Network and provide any and all training and/or instructional materials to C-ME regarding industrial categories and other systems integral to FBC's marketing methods.

         3.4 Neither C-ME nor any other person shall be authorized to use FBC's name to solicit any party to participate in the program, without FBC's prior written approval, in each instance of the content of any communications, written or oral or in any other format, with prospective participants which includes the use of FBC's name.

         3.5 FBC shall acquire, install and maintain the hardware and software necessary for FBC to participate in the FBC Network and the Internet E.D.I. If requested by FBC, C-ME shall advance FBC reasonable sums of money for the purpose of purchasing computer equipment necessary to use the C-ME Software. C-ME shall seek FBC's prior written approval before any money is advanced pursuant to this Section.

         3.6 Once the Internet E.D.I. capabilities are implemented with the FBC Network, FBC may develop and implement a system, (with the assistance of C-ME to ensure conformity throughout its Networks), to (a) transmit orders from FBC buyers and other related personnel to

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

each of its Network Vendors, (b) issue invoices for merchandise sold via the FBC Network and (c) facilitate and track the shipping of merchandise between Network Vendors and FBC.

         3.7 FBC shall indemnify, defend, save and hold C-ME harmless from and against any claim of any Network Vendor arising as a result of FBC's failure to perform its obligations under a contract with that Network Vendor.

         3.8 FBC shall use its best  efforts  to use the C-ME  Software  and FBC
Network provided by C-ME. FBC shall not promote, endorse, support, have an ownership interest in or receive any revenues from, any competing on-line electronic showroom or vendor web site service similar to the C-ME Software or FBC Network during the term of this Agreement.

         3.9 FBC grants C-ME an irrevocable license to include any promotional data provided by any Network Vendor which is contained in the FBC Network on any web site developed by C-ME including, but not limited to http://www.c-me.com. This Section will survive termination of this Agreement.

         3.10 If any money is advanced pursuant to Section 3.5 above, FBC grants C-ME the right to deduct from FBC's share of the fees specified in Article 4 the full amount of the advanced money until all advanced money has been paid. In no event shall FBC be liable for any advanced money. However, if FBC's share of the fees specified in Article 4 are not enough to fully reimburse C-ME the advanced money or if this Agreement is terminated pursuant to Article 6 before FBC has reimbursed C-ME the full sum of the advanced money, FBC must return to C-ME all computer equipment purchased with the advanced money without offset or credit.

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

                                    ARTICLE 4

                                FEES AND CHARGES

         4.1 C-ME shall pay FBC thirty-three percent (33%) of all Base Network Hosting Fees, including Excess Hosting Fees, if any, collected by C-ME with respect to each Network Vendor, including Foreign Vendors, which subscribes to the FBC Network as its Base Network through C-ME's U.S. offices for the duration of such subscription. FBC shall not share in any Base Network Hosting Fees, including Excess Hosting Fees, if any, collected from Foreign Vendors which subscribes to the FBC Network as its Base Network through a foreign affiliate of C-ME.

         4.2 Such payments shall be made on a monthly basis, for as long as this Agreement shall be in effect, within thirty (30) days after the end of the immediately preceding month, together with a statement showing revenues and a computation of fees payable for such preceding month. FBC shall not receive any share of any Set-Up Fees, Change Fees, Additional Service Fees, or any other fees. FBC shall have the right to audit C-ME's books and records from time to time to ensure accuracy of statements provided, and payments made, by C-ME to FBC.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         5.1 FBC represents and warrants to C-ME that:

                  a. FBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  b. FBC has full corporate authority and power to enter into this Agreement and to perform its obligations under this Agreement.

                  c. FBC will not sell to, purchase from, provide or exchange with any third party any Network Vendor information identified as confidential information in the agreement for

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

services between C-ME and each such Network Vendor. Notwithstanding, the above no such information shall be deemed confidential to the extent it is otherwise in the possession of FBC without any obligation of confidentiality, is now or hereafter in the public domain, is lawfully obtained from a third party, or is required to be disclosed by law. FBC will maintain limited access to such information and a complete record of all individuals with access thereto.

                  d. FBC's performance of this Agreement will not violate any applicable law or regulation or any agreement to which FBC may now or hereafter be bound.

                  e. This Agreement represents a valid obligation of FBC and is fully enforceable against FBC according to its terms.

         5.2      C-ME represents and warrants to FBC that:

                  a. C-ME is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  b. C-ME has full corporate authority and power to enter into this Agreement and to perform its obligations under this Agreement.

                  c. C-ME's performance of this Agreement will not violate any applicable law or regulation or any agreement to which C-ME may now or hereafter be bound.

                  d. This Agreement represents a valid obligation of C-ME and is fully enforceable against C-ME according to its terms.

                  e. The C-ME Services shall be completed in a workmanlike manner.

                  f. C-ME does not represent or warrant that the C-ME Services will be uninterrupted or error free, nor will C-ME be liable for damages resulting therefrom. C-ME disclaims liability for loss of data in transit between FBC and Network Vendors and between FBC and Network Users.

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

                  g. C-ME does not represent or warrant that information provided by the Network Vendors will be accurate or error free.

THE WARRANTIES SET FORTH ABOVE CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE SERVICES AND ARE IN LIEU OF ANY OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                    ARTICLE 6

                         TERMINATION; DEFAULT; REMEDIES

         6.1 This Agreement may be terminated by the non-defaulting party upon the occurrence of any of the following events of default:

                  a. either party fails to pay the other when due any amount due under this Agreement, and such failure continues for a period of fifteen (15) business days after notice has been sent to the non-paying party;

                  b. any party (i) files for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceedings, as applicable, or (ii) has a proceeding instituted against it and such proceeding is not dismissed within sixty (60) days; and

                  c. a party fails to observe any material obligation specified in this Agreement and such failure is not cured within thirty (30) days of a notice specifying the breach.

         6.2 This Agreement may be terminated by either party upon thirty (30) days written notice by the terminating party to the other party.

         6.3 Upon termination of this Agreement, all data contained within FBC's ISN shall remain the property of FBC and the C-ME Software shall remain the property of C-ME.

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


                                    ARTICLE 7

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

         7.1 FBC will indemnify, defend and hold C-ME harmless from and against any and all obligations, charges, liabilities, costs, fees, increased taxes or expenses, including without limitation, court costs and reasonable attorneys' fees (including allocated costs of internal counsel), which C-ME may incur or which may be claimed against C-ME by any person or as a result of acts or omissions of FBC, its employees or agents relating to the exercise of, or the failure to exercise, FBC's obligations under this Agreement; provided however, FBC's total cumulative liability shall not exceed the aggregate fees received from C-ME during the six (6) month period prior to the date of such claim.

         7.2 C-ME will indemnify, defend and hold FBC harmless from and against any and all obligations, charges, liabilities, costs, fees, increased taxes of expenses, including without limitation, court costs and reasonable attorneys' fees (including allocated costs of internal counsel), which FBC may incur or which may be claimed against FBC by any person as a result of acts or omissions of C-ME, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, C-ME's obligations under this Agreement; provided, however, that the total cumulative liability of C-ME for damages (except in the case of willful or intentional acts or omissions) arising from any breach of C-ME's obligations related to or arising from C-ME Services, including claims for indemnity related thereto, shall not exceed an amount equal to the aggregate fees payable to C-ME from Network Vendors participating in the FBC Network during the six (6) month period previous to the date of such claim.

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         7.3      This Section will survive termination of this Agreement.

         NEITHER FBC NOR C-ME SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS OF ANY NATURE OR FOR ANY REASON WHATSOEVER ARISING OUT OF, OR RELATED TO, THE PROVISION OR FAILURE TO PROVIDE FBC OR C-ME SERVICES, AS THE CASE MAY BE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE EVEN IF FBC OR C-ME HAS BEEN NOTIFIED OF THE POSSIBILITIES THEREOF, OTHERWISE THE PARTIES SHALL BE LIABLE FOR SUCH DAMAGES.

         THE FEES SET FORTH IN ARTICLE 4 HEREOF REFLECT THE ALLOCATION OF RISKS BETWEEN THE PARTIES. BY SIGNING THIS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND UNDERSTAND THESE ALLOCATIONS OF RISK LIMITING THE RESPECTIVE LIABILITY OF THE PARTIES HERETO, AND THAT A CHANGE IN THE ALLOCATION OF RISKS SET FORTH IN THIS AGREEMENT WOULD AFFECT SUCH FEES.


                                    ARTICLE 8

                                 CONFIDENTIALITY

         8.1 Both parties agree that each will reveal Confidential Information only to those of its directors, officers, agents or employees with a need to know. "Confidential Information" means all confidential or proprietary information about any other party, including but not limited to software, customer and vendor names, addresses, and account numbers; retail locations; sales volume(s); merchandise mix or other information of the business affairs of either party or Network Vendor, its parent company or its affiliated and subsidiary companies, which that party reasonably

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

considers confidential and/or proprietary. Confidential Information will not include information in the public domain, information already known by the party receiving the information prior to commencing the discussions that led to this Agreement, information lawfully obtained from a third party, and information required to be disclosed by law.

         8.2 Each party agrees not to use Confidential Information nor to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement, unless otherwise agreed upon by the parties or required by law. If either party should disclose Confidential Information to a third party, such party will cause the third party to agree to the confidentiality provisions set forth in this Section. The provisions of this Section will survive the termination of this Agreement.

         8.3 Each party agrees that any violation in breach of the provisions of this Article shall result in irreparable harm to the party to which the Confidential Information belongs and such party shall be entitled to such injunctive relief from any court of competent jurisdiction without the necessity of any undertaking, bond or proof or evidence of injury or damage. Such remedy shall be in addition to, and not in lieu of, any other right or remedy available to each party under law or equity.


                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier

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service),  to the address of the party for whom  intended at such  address as is set forth at the beginning of this Agreement, Attention: President, or at such other address as such party may hereafter specify by written notice to the other party.

         9.2 In the event that any provision (or any portion of any provision) of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement (and the remaining portion of any provision found void or unenforceable in part only) shall continue in full force and effect. Additionally, in the event this Agreement or any provision or portion thereof shall be held to violate any rule against perpetuities or any other rule limiting the duration of the term of this Agreement, then this Agreement or any such provision or portion thereof shall be automatically amended (and any court of competent jurisdiction is hereby requested to amend it) so as to extend for the longest period possible, including extension, which shall not be in violation of any such rule, it being the intent of the parties to provide the longest term possible.

         9.3 This Agreement, and the Exhibits attached hereto, constitute the entire understanding and contract among the parties with respect to the subject matter hereof, supersedes all prior agreements and understanding between them, written or oral, and may not be modified, amended or terminated orally.

         9.4 A waiver of any breach or violation of any term, provision, agreement, covenant or condition herein contained shall not be deemed to be a continuing waiver or a waiver of any future or past breach or violation.

         9.5 This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be withheld or denied in the non-assigning party's sole discretion.

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

         9.6 This Agreement shall be binding upon and shall inure to the benefit of all representatives, nominees, transferees, successors and assigns.

         9.7 The following procedure will be adhered to in all disputes that arise under this Agreement, except in circumstances in which a party seeks injunctive relief to protect its trademarks or other intellectual property and its Confidential Information. Either party to this Agreement must notify the other party of the nature of the dispute with as much detail as possible about the deficient performance of the other party. Each party shall have a representative who is knowledgeable of the services and empowered to represent the respective party in dispute negotiations ("Project Manager"). The Project Managers shall meet telephonically or in person as soon as possible, but no later than thirty (30) days after the date of the written notification, to reach an agreement about the nature of the deficiency and the corrective action to be taken by the respective parties. The Project Managers shall within fifteen (15) days after such meeting produce a report about the nature of the dispute in detail to their respective management. If the Project Managers are unable to agree on corrective action, the respective managers to whom the Project Managers report or their successors ("Management") shall meet telephonically or in person to facilitate an agreement as soon as possible, but no later than fifteen (15) days after the date of the report. If Management cannot resolve the dispute with a written plan of corrective action as soon as possible, but no later than sixty
(60) days after their initial meeting, or if the agreed upon completion dates in the written plan of corrective action are exceeded, either party may proceed with its respective rights under this Agreement.

         9.8 In the event of any dispute, claim, question or disagreement between the parties arising out of or relating to the Agreement, the parties shall use their best efforts to settle such dispute, claims, questions or disagreements. To this effect, they shall consult and negotiate with

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

each other and in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If they do not reach such solution, then upon notice by either party to the other, claims, questions or disagreements shall be settled by final and binding arbitration in accordance with the Expedited Procedures of the Commercial Rules of the American Arbitration Association, or such other procedures applicable to disputes of this type.

         Within fifteen (15) days after the notice of election to arbitrate by either party to the other as described above, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall take an oath of impartiality. The arbitrators must be members of the State Bar actively engaged in the practice of law with expertise in the process of deciding disputes and interpreting contracts in computer services. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorney's fees. Upon the request of a party, the arbitrators' award shall include findings of fact and conclusion of law. The arbitrators shall provide copies of such award to the parties. Any award may be entered by the prevailing party in any court of competent jurisdiction.

         9.9 No breach of any obligation of a party to this Agreement shall constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without

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

limitation: action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach shall, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. This section shall in no way limit the right of either party to this Agreement to make any claim against third parties for any damages suffered due to said causes.

         9.10 This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to Agreements made and wholly to be performed within said state.

         9.11 Whenever used in this Agreement, words denoting the masculine gender shall include the feminine and neuter gender and vice versa, as appropriate, and words denoting the singular number shall include the plural and vice versa, as appropriate.

         9.12 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.




                              CYBER MERCHANTS EXCHANGE, INC.
                              d/b/a Cyber Merchants Exchange


                              By:  /s/ Frank Yuan
                                 ------------------------
                                       Frank Yuan
                                       President and Chief Executive Officer

                              GENERAL TEXTILES/FBC STORES,
                              FACTORY 2-U, INC.

                              By:  /s/ Mary McNabb
                                 ------------------------
                                       Mary McNabb
                                       Vice President/General Merchandise
                                       Manager

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

                                    EXHIBIT A

                   Service Specifications for the FBC Network

What C-ME will provide:

         C-ME will create a private ISN for FBC which will function similar to C-ME's existing web site (http://www.c-me.com) and feature C-ME's Focused Broadcasting (FOCASTING) software.

         The private ISN will have a database of products broken down in product categories according to FBC's specifications. C-ME will take the information provided to it by vendors who join FBC's ISN and create uniform web listings. The uniform web listing can include the following information: a picture of the product, product descriptions, fabric content, sizes, packing ratios, delivery terms, and country of origin. The uniform web listings will then be placed in product categories furnished by FBC.

         FBC's buyers can access this information through the use of C-ME's FOCASTING software. Similar to PointCast(TM) services, FOCASTING will enable FBC's buyers to create individual web pages which contain only those product categories that fall within their specific areas of interest. After their customized web page is created, the FOCASTING software will "push" or broadcast directly to the buyer's desktop all products within FBC's ISN that fall within the product categories selected by the buyer. For example, if a Men's Jeans buyer created a customized web page using FOCASTING and selected "Men's Jeans," the FOCASTING software will transmit all the information and images relating to Men's Jeans within FBC's ISN to the buyer each time he/she logs on.

         C-ME will also provide support to FBC's buyers and other personnel in order to educate them on how to use FBC's ISN and FOCASTING software.

         Lastly, once created, C-ME will provide FBC with Internet E.D.I. software and, if requested, provide a for-fee consulting on how to incorporate the Internet E.D.I. software with FBC's existing computer network and mainframe.

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                                    EXHIBIT B

               SCHEDULE OF FEES PAYABLE TO C-ME BY NETWORK VENDORS

1.  Base Network Set-Up Fee:                              $300.00

2.  Base Network Hosting Fee:                             $150.00/month

3.  Excess Hosting Fee:                                   $1.00/month/product

4.  Change Fees:
         a.  Changes to product description
             and product image:                           $5.00/change
         b.  Changes to product image:                    $3.00/change
         c.  Changes to product description:              $2.00/change

5.  Base Network Set-Up Fee with Internet EDI:            $500.00

6.  Base Network Hosting Fee with Internet EDI:           $200.00 - 300.00

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